Exhibit 99.2

IHOP Corp.

Third Quarter 2003 Conference Call Script

Operator Introduction

Good day ladies and gentlemen, and welcome to IHOP’s third quarter 2003 conference call.  As a reminder today’s conference is being recorded.  We do ask that you stay on the line for the duration of today’s call, as we will be conducting a question-and-answer session.  Directions on how to participate will be given at the end of management’s introductory remarks.

And now for opening remarks and introductions, I would like to turn the call over to Ms. Stacy Roughan, please go ahead.

Stacy Roughan – Management and Safe Harbor Introductions

Good morning and thank you for participating on IHOP’s third quarter 2003 conference call.  Today, with us from management are Julia Stewart, President and CEO, and Tom Conforti, CFO.

Before I turn the call over to management, I would like to remind you that today’s conference call contains forward-looking statements.  These forward-looking statements include such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: risks associated with the implementation of the company’s new strategic growth plan, the availability of suitable locations and terms of the sites designated for development; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

Julia Stewart – Third Quarter Overview

Thanks, Stacy.  I am pleased to be here this morning to share highlights of our third quarter.

But before I cover the highlights, I want to mention that I have just returned from our Regional Business Conferences.  Once a year, our management team travels to every region throughout the U.S. to meet with our franchisees in smaller groups to share our goals and update them on our progress.  This year, I can report that our franchisees are highly motivated and most importantly supportive of the changes we’ve made at IHOP.  Total attendance at all six conferences reached more than 1,000 people.  This record attendance is an indication of an energized system that is working together to achieve our vision.  Our franchisees are pleased with increased traffic levels at their restaurants driven by our three key growth strategies:  marketing, operations and training.  And, they are excited about the opportunity for growth with our new development model.

Now, quickly touching on our profit performance, net income was $11.0 million [dollars], or $0.51 [cents] per diluted share, for the quarter.  Excluding one-time reorganization charges of $1.1 million [dollars], or $0.03 [cents] per diluted share, net income increased to $11.7 million [dollars], or $0.54 [cents] per diluted share.  For the nine months ended September 30, net income decreased 3.2% to $28.0 million [dollars], or by 5.1% to $1.29 [cents] per diluted share.  After accounting for one-time charges of $8.6 million [dollars], net income for the first nine months of 2003 increased by 15.5% to $33.4 million [dollars], or by 13.2% to $1.54 [cents] per diluted share.  Due to our consistently strong performance, I have good news.  We are increasing our earnings performance guidance for fiscal 2003, with the expectation that we will report EPS between $1.65 and $1.75 for the year.

System-wide sales increased 15.0% during the third quarter due to growth in both the number of effective restaurants and increased average sales per unit.  Our comp store performance of 4.7% in the third quarter continued the momentum of previous quarters.  This reflects the success of our Super Stackers product promotion, and, we are quite pleased with the results for a few key reasons.  First, the level of our comp store gains for Stackers speaks to our ability to successfully introduce a lunch and dinner item into our system and drive traffic against that promotion.   Next, we experienced increasing comp store sales levels as we drove strong consumer awareness through our network advertising campaign during July, the first month of the promotion.  Subsequently, the residual awareness generated by our advertising campaign drove continued comp store sales increases in both August and September, where our comps steadily improved from July levels.  And, of course, these comp sales gains wouldn’t have been possible without the support of Operations, which is closely aligned with marketing to ensure that we exceed our guests’ expectations every time they visit an IHOP.  At the beginning of October, we introduced our Stuffed Crepes promotional product, which will be available until the end of the year.  Guest response to Stuffed Crepes has been very positive, and we remain optimistic of continuing our comp growth trend in the fourth quarter.  These are terrific results that point to the contagious momentum we are building through our marketing and operational efforts.

As we discussed on the last quarter’s call, we implemented several operational initiatives earlier this year that began to take hold in the third quarter.  One way we are staying ahead of guest expectations is through our mystery shop program.  Through the third quarter, we have completed more than 7,400 mystery shops which equates to six shops in each of our restaurants since the program’s inception.  The feedback from those mystery shops has been incredibly useful; both in terms of letting us know what we are doing well, but more importantly, where our opportunities for improvements lie.   We shared these overall conclusions at each of our recently completed Regional Business Conferences, which I mentioned earlier.  The power of our mystery shop program is in our ability to apply the individual feedback from each shop at the restaurant level.  Our Franchise Business Consultants review these results with our franchisees and work closely with them to develop a specific action plan to improve each restaurant’s performance.  Our franchisees have really embraced this program and we can already see the improvement this program has had on operations, and ultimately sales.

When we look at additional factors that will contribute to making IHOP a much stronger operating system, there are two initiatives which I believe are critical.  These two initiatives, when taken together, may result in the appearance that we are taking back more restaurants and refranchising more restaurants than you have become accustomed to in the recent past.

The first initiative is to aggressively facilitate the removal of “D” or “F” operators from our system.  Let me take a moment to explain what “D/F” operations means at IHOP.  Basically, the list includes franchisees who don’t meet our high standards of operations excellence, or who are significantly in the arrears to us, or who do not share our core values.  While “D/F” operators may constitute less than 3% of our total system franchisees, it has a significant impact on our brand.  In fact, during a recent franchisee culture survey, one of the most important things franchisees wanted us to focus on was the removal of poorly operated restaurants from our system.  We have already taken back eight restaurants and are moving forward to implement operating improvements.  We have others to take action on as well, and have initiated steps to various degrees on each.  It is also important to note that there were success stories as we encouraged “D” and “F” operators to improve before we stepped in.  There are several franchisees who moved up to “C” and “B” operators in a relatively short period of time.  We will continue to move forward with efforts to take back restaurants that reflect poorly on our brand, and refranchise them to more effective franchisees, as necessary.   So, you will see for the next few quarters, that we are taking back more restaurants as we deal with these poorly operated units.

The second initiative centers on improving the performance of company operated restaurants and refranchising these restaurants in a more timely manner.  Ours is largely a franchise business so it is our goal to have restaurants in the hands of our strong franchise operators and reduce the number of company restaurants we operate to those within which we can demonstrate world class practices.  We expect more rapid performance improvements in company units now that we are establishing the separate management of company operated restaurants from our franchised restaurants.  This dedicated group should drive substantial improvements and position us to refranchise restaurants more quickly.

In moving to our new development model, we knew that it would allow us more time to franchise company developed units that have never been franchised before and refranchise company operated units that we had taken back.  Tom will share how this may impact us this year in his comments.  When successful in this effort, we expect to have a decreased number of company operated restaurants at any point in time.  Our goal is that our “D/F” strategy will bring poorly operated restaurants more quickly into company control, and that our dedicated company operations and refranchising efforts will put more units into the hands of stronger franchisees more quickly.  So, you should be seeing movement in these figures over the coming quarters.

Another initiative that is helping to strengthen IHOP is our recent corporate reorganization.  The transition has been a smooth process so far and is proceeding well.  As a result, we are already experiencing the benefits of approaching the way we do business in a more efficient manner.  The goal of our strategic reorganization was to create a corporate structure that facilitates the execution of our new business model, establishes the concept of IHOP’s corporate offices as a “Restaurant Support Center,” and reduces our overall cost base.  Reducing our cost structure is a key benefit, with steady state cost reductions of approximately $3.0 million [dollars] per year.  We are on track to implement all of our reorganization plans over the next 12 to 18 months with the majority of our efforts being completed by the end of the first quarter of 2004.

On the development front, we have moved forward with several franchise development agreements which have been secured under our new model.  To date, we have signed commitments from our franchisees to build 103 restaurants over the next several years.  This number includes 11 Single-Store Development Agreements and 10 larger Multi-Store Development Agreements, some of which you have seen details of in recent press releases. This represents more than three-quarters of the 130 agreements we previewed last quarter as nearing completion in our pipeline.  Restaurant development will take place under the leadership of some of our most experienced operators throughout the states of Texas, Arizona, West Virginia, California, Nevada, Wyoming, Utah, South Dakota, Idaho, Nebraska and Montana.  Looking ahead, we are pursuing 15 Multi-Store Development Agreements, many of which are east of the Mississippi and are currently pending in our pipeline, with an additional 9 Single-Store Development Agreements nearing completion.  This reflects a total of 79 potential new units.  We are pleased with the initial success we have made on the franchising front as it highlights tangible progress in transitioning to our new operating model.

Now, I’d like to turn the call over to our CFO, Tom Conforti for a review of the numbers.

Tom Conforti – Third Quarter Performance Overview

Thanks, Julia and good morning everyone.  Today, I would like to walk you through a top-line presentation of our financial performance for the third quarter.  I am sure the majority of you have had the opportunity to briefly review the numbers, so I shall keep my comments to key points.  You might have noticed that we have issued our results a couple of weeks earlier this quarter than last.  However, our 10-Q is targeted for release on November 6th.  We did this so you could have the results more quickly, and Julia and I could be accessible for more time each quarter.

For the quarter, net income increased 12.3% to $11.0 million, and 10.9% in diluted net earnings of $0.51 per share.  This includes the impact of $1.1 million, or $0.03 per diluted share, in reorganization charges during the quarter.  After accounting for these charges, net income for the third quarter 2003 increased 19.3% to $11.7 million and 17.4% in diluted net income per share of $0.54.  Our net income performance significantly benefited from growth in total sales derived by additional units and improved unit level performance and by the franchising of four additional IHOP developed restaurants during the quarter, the profit of which fell directly to the bottom-line.  Year-to-date, net income decreased 3.2% to $28.0 million, and 5.1% in diluted net income per share to $1.29 in 2003.   However, after accounting for charges of $8.6 million, net income for the first nine months would have increased 15.5% to $33.4 million, and 13.2% in diluted net income per share of $1.54.  Year-to-date profit growth is being driven by the same combination of overall system growth due to an increase in the number of units and higher sales per unit and 12 more company developed units franchised through the first nine months of this year versus 2002.

On our top line, total revenues for the quarter increased 13.8% to $104.8 million, and 16.9% to $302.0 million for the first nine months of the year. This increase was largely driven by the total increase in the number of units outstanding by 8.6% and an increase in average sales per unit by 5.9%.

Now, let me briefly cover our profit performance by our four key reporting segments.

Profit from Franchise Operations increased for the quarter by 12.9% and by 13.5% year-to-date due to improvement in retail sales in franchise restaurants.  Retail sales improved due to an increase in the number of effective restaurants and average sales per effective restaurant.

Rental Operations profit increased for the quarter by 18.4% and by 19.2% year-to-date due to an increase in the total number of operating leases at franchise restaurants.

Company Operations loss increased for the quarter by 106.3% to $1.7 million and by 83.4% to $4.1 million year-to-date versus 2002 as a result of higher overall costs associated with reacquired and newly opened IHOP operated restaurants and labor related costs.  These higher labor costs were associated with the hiring of assistant managers at Company-operated restaurants and higher employee benefit expenses and management incentive expenses associated with higher workers’ compensation rates.

Financing Operations profit increased for the quarter by 13.0% and by 12.1% year-to-date due to an increase in the number of IHOP developed restaurants sold during the quarter and nine-month period at higher prices than last year.  This increase also reflects a higher receivables balance from which we received interest income.  It is expected that this advantage will reverse in the fourth quarter as fourth quarter 2002 was an exceptionally heavy development and franchise period.  In the fourth quarter of 2002, we franchised 41 Company developed units and expect to franchise 20 to 25 Company developed units in the fourth quarter of this year.

Moving on to general and administrative expenses, G&A decreased for the quarter by 4.4% to $12.7 million and increased by 5.2% year-to-date to $38.6 million.  The decrease in the quarter was primarily attributable to lower management consulting expenses.  The increase in the nine months was primarily due to normal increases in salary and wages and additional costs associated with our new focus on marketing, operations, training and Information Technology.

Turning to our key balance sheet items, the balance of cash and cash equivalents at September 30, 2003 decreased by 63.9% to $35.7 million from $98.7 million at the end of last year principally due to the more productive deployment of cash into highly liquid investment grade corporate bonds.  Long-term receivables increased to $344.7 million from $332.8 million at the end of last year due to IHOP’s financing activities associated with the sales of franchises and equipment.  The balance of property and equipment increased 9.5% to $313.3 million versus 2002 due to new restaurant development.  Year-to-date, Capex, at the end of the third quarter, was $65.0 million.

We expect free cash flow — cash from operation less capital expenditures – to be in the negative $15 million to $25 million range, which is an improvement from our original guidance provided earlier this year.

Moving off the financial statements and turning to development and franchising activity during the quarter, we opened 17 new restaurants primarily in the Midwest and Mountain regions and in Florida, of which 12 were IHOP-developed, one was developed by a franchisee and four by our area licensee.  Our franchising activities included the sale of 21 IHOP-developed restaurants, one restaurant developed under our franchise financed program, and we rehabilitated and refranchised four restaurants during the quarter for a total of 26 restaurants franchised.  We ended the quarter with a total of 1,149 IHOP restaurants nationwide and in Canada.

Looking at the pace of new restaurant development, we expect to end 2003 with 58 new restaurants developed under our old model, and 19 to 23 restaurants developed by our franchisees and area licensee.  We expect that two of our Company developed units originally targeted for the fourth quarter 2003 will fall into the first quarter of 2004.

Let me illustrate the success we have had in franchising Company developed units which had never been franchised before and refranchising Company operated take backs.  For the first three quarters of 2003, we have franchised six more IHOP developed restaurants than we have developed.  That means that we have had some success franchising restaurants that were developed in earlier years.  We expect this trend will continue in the fourth quarter 2003.  By the end of 2003, we expect that we will have franchised 13 to 18 more restaurants than the 58 we will develop this year.  That compares to last year when we actually franchised six fewer restaurants than we developed.  Also, we expect that in the fourth quarter, we will refranchise an additional 15 to 25 currently Company operated restaurants.

Consistent with our efforts to return cash to shareholders, on November 21st, IHOP will pay a quarterly cash dividend of $0.25 per common share to shareholders of record as of November 3, 2003.  Future dividend declarations will be made at the discretion of the Board of Directors and will be based on such factors as our earnings, financial condition, cash requirements, future prospects and other factors.

Turning to guidance, we are updating our numbers for fiscal 2003.  As Julia said, we now expect to report net income per diluted share between $1.65 to $1.75 for fiscal 2003.  And, our EPS expectations already take into account the approximately $9.0 million in reorganization charges we anticipate for the full year 2003.  Our positive outlook in EPS performance from our previous guidance of $1.55 to $1.70 for fiscal 2003 is being driven by the strong sales momentum in our system and by the success of our franchising efforts – both higher prices on our Company developed units and a greater number of franchised units of Company developed and Company operated restaurants.

Finally, we’d like to touch on some initial directional guidance as we work to finalize our specific performance expectations for next year.  As previously directed, we expect EPS growth to be basically flat to slightly down in fiscal 2004 versus revised 2003 expectations.  In addition, we remain confident that we will attain our previous free cash flow guidance goal of positive $40 million to $50 million plus the run off of our receivables in 2004.  Our receivable run off reflects the continued collection on the principle portion of notes that we accumulated as a part of our development efforts over the last 20-plus years.  This includes equipment notes with a duration of up to 20 years and franchise fee notes with duration of up to seven years.

Cash flow will become an increasingly important measurement to track as we transition our model to a new way of doing business.  It will be the case that our free cash flow per share will exceed our earnings per share for some time to come given our previously announced change in the business model.  When we made the decision to transition to our new business model, we decided that we were willing to trade earnings for increased levels of free cash flow.  We felt our shareholders’ interest would be better served by increasing free cash flow from our business rather than earnings by selling more restaurants each year.  In 2003, we were transitioning from our old model.  But, as we enter 2004, we are entering a year where the benefits of our new model will be clearly evident.  Therefore, as an operating team, we will be increasing our focus on improving the metric of free cash flow.

We anticipate sharing final guidance for 2004 at the beginning of next year.  Now, I’d like to turn the call back to Julia.

Julia Stewart – Closing Remarks

Thanks, Tom.   We are optimistic about our performance for the balance of this year.  We have put in place many initiatives this year that are now benefiting our business as a whole and setting us on the right growth path for 2004 and beyond.  As Tom said, we expect to share more definitive guidance for 2004 early next year.

With that, we would be pleased to answer any questions you might have.

Operator?